EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ENERGY INFRASTRUCTURE ACQUISITION CORP.

ANNOUNCES CANCELLATION OF UPCOMING SPECIAL MEETING OF STOCKHOLDERS

Wilmington, Delaware, July 16, 2008— Energy Infrastructure Acquisition Corp. (AMEX:EII) (AMEX:EIIW) (“Energy Infrastructure” or the “Company”) today announced the cancellation of its Special Meeting of Stockholders, which was scheduled to be held July 17, 2008. The Special Meeting was scheduled to consider and vote on the proposed merger of the Company with and into Energy Infrastructure Merger Corporation, its wholly-owned Marshall Islands subsidiary, for the purpose of redomiciling the Company to the Marshall Islands as part of the acquisition of nine companies by Energy Merger from Vanship Holdings Limited pursuant to a Share Purchase Agreement among Energy Infrastructure, Energy Merger and Vanship. By letter dated July 15, 2008, the Securities and Exchange Commission questioned the Company's ability to timely distribute the proxy statement to the Company’s stockholders in advance of the Special Meeting. Only one day remains before the date of the Special Meeting (which date cannot be extended under the Company’s certificate of incorporation beyond July 21, 2008). Accordingly, the Board of Directors of the Company, as of today’s date, has cancelled the Special Meeting.

About Energy Infrastructure

Energy Infrastructure is a blank check company that was formed for the specific purpose of consummating a business combination. Energy Infrastructure raised net proceeds of approximately $209.3 million, after partial exercise of the underwriter’s over-allotment option, through its initial public offering consummated in July 2006.

About Vanship

Vanship is a shipping company focused on the Asian market with high quality Asian charterers such as DOSCO (Dalian Cosco), Sinochem Corporation, Formosa Petrochemical Corp., S-Oil Corporation, SK Shipping Corp. and Sanko Steamship Ltd. The company was established in 2001, and operates from Hong Kong in both the tanker and dry bulk segments of the shipping industry.

Contact:
Energy Infrastructure Acquisition Corp.
1105 North Market Street
Suite 1300
Wilmington, Delaware 19801

Investor Relations / Financial Media:
Nicolas Bornozis
President
Capital Link, Inc.
230 Park Avenue, Suite 1536
New York, NY 10169
Tel: +1 212 661 7566
Email: nbornozis@capitallink.com
www.capitallink.com